                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   REGISTRATION NUMBER 333-65273

                      VITAFORT INTERNATIONAL CORPORATION
                        SUPPLEMENT, DATED JULY 7, 1999,
                     TO PROSPECTUS DATED FEBRUARY 16, 1999
                            "SELLING STOCKHOLDERS"

Due to the transfer of shares, options and warrants by certain Selling Stockholders, the following Selling Stockholders have been removed from the Prospectus dated February 16, 1999:

                                   Number of       Number of      Number of       Percentage of
                                 Shares Owned    Shares to be    Shares Owned     Common Stock
                                 Prior to the     Sold in the     After the     to be Owned After
 Name of Selling Stockholder       Offering        Offering        Offering       the Offering
------------------------------   -------------   -------------   ------------   -----------------

Atkin Jones Computer                     0 (6)      20,000 (6)              0                   0
Coast Business Credit                    0 (6)     100,000 (6)              0                   0
CodeLine Communications                  0 (6)      20,000 (6)              0                   0
Davis, Douglas W.                        0 (7)      50,000 (7)              0                   0
Dumas, James                             0 (7)      35,000 (7)              0                   0
Ellis, Paul                              0 (7)      10,000 (7)              0                   0
Hitchcock, Reginald                      0 (6)      35,000 (6)              0                   0
Jenner & Block                           0 (7)      50,000 (7)              0                   0
Luke, Robert                             0 (6)      10,000 (6)              0                   0
Makenna Delaney & Sullivan               0 (7)     100,000 (7)              0                   0
Pillow, Inc.                             0 (5)       7,500 (5)              0                   0
Terra Healthy Living. Ltd.               0 (8)     500,000 (8)              0                   0
Valdovinos, Lauro                        0 (7)      35,000 (7)              0                   0

The following Selling Stockholders are added to the Prospectus dated February 16, 1999 as the transferees of the above persons:

                                        Number of       Number of      Number of       Percentage of
                                      Shares Owned    Shares to be    Shares Owned     Common Stock
                                      Prior to the     Sold in the     After the     to be Owned After
    Name of Selling Stockholder         Offering        Offering        Offering       the Offering
-----------------------------------   -------------   -------------   ------------   -----------------

Buckley/Friedman                              0 (6)     100,000 (6)              0                   0
Catalyst Capital, LLC                         0 (7)     113,000 (7)              0                   0
Catalyst Capital, LLC                         0 (5)       7,500 (5)              0                   0
DYDX Consulting, LLC                          0 (8)     500,000 (8)              0                   0
Frederick Jay Associates                      0 (7)      30,000 (7)              0                   0
Hariton, Frank J.                             0 (7)      50,000 (7)              0                   0
Hariton, Frank J.                             0 (6)      35,000 (6)              0                   0
Krishel, Daniel L.                            0 (6)      50,000 (6)              0                   0
Millennium Capital Advisors, LLC              0 (7)      20,000 (7)              0                   0
Network Design, LLC                           0 (7)      25,000 (7)              0                   0
Talk Stock With Me, Inc.                      0 (7)      22,000 (7)              0                   0
Zackler, Allan                                0 (6)      20,000 (6)              0                   0

* The footnotes regarding the Selling Stockholders refer to the footnotes under the heading "Selling Stockholders" in the Prospectus.